Filed Pursuant to 424(b)(2)

Registration Statement on Form SB-2

SEC File No. 333-148732

PROSPECTUS

Porfavor Corp

Common Stock

Our existing shareholders offering for sale, 17,500,000 shares of common stock. There are no underwriters

No Securities exchange listing at this time.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Estimate of the offering range and maximum offering price is 17,500,000 shares of stock at $0.05 per share.

There are no underwriters, discounts or commissions.

All proceeds will be distributed to the existing selling shareholders.

This prospectus will not be used before the effective date of the registration statement.

Information in this prospectus will be amended or completed as needed.

This registration has been filed with the Securities and Exchange Commission.

These securities may not be sold until the registration statement becomes effective.

This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Part I. Information Required in Prospectus

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SUBJECT TO COMPLETION

The information in this preliminary prospectus may be changed. Existing shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

The date of this prospectus is

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPRECTIVE INVESTORS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

i

ii

iii

PROSPECTUS SUMMARY

The following summery is a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

We were incorporated on April 3, 1996 and acquired CBA Builders, DBA Trussco Sales, a Nevada corporation on October 5, 2007, which has been in the business of designing and manufacturing structural wood materials; open web plated trusses, metal web-wood chord trusses, glue-laminated beams, I joists and occasionally steel bar joists, since 1996. We also sell associated framing anchors and hangers. Our market consists of the greater Las Vegas, Nevada area, as well as some parts of Northern Nevada and Southern Utah.

We are a Nevada corporation in good standing and are not involved in or aware of any legal proceedings at this time.

Our authorized capital stock consists of 50,000,000 shares of common stock at a par value of $.001 per share. We have 32 stockholders who own 17,500,000 shares. The President of our company owns 16,625,000 shares of common stock which represents ninety five percent (95%) of the authorized and issued shares.

Some of our existing shareholders are offering to sell their shares at $0.05 per share. All the proceeds will go to the selling shareholders and not to us.

As of the date of this prospectus there was no public market for our common stock. Although we intend to have our shares listed on the OTC Bulletin Board, we may not be successful in establishing any public market for its common stock, because the many variables that will determine our success are uncertain and subject to change based upon circumstances that are not foreseen (for example changes in actual demand for our product or services, success or failure of particular product or strategy) in the market place, etc.

At present, we are not listed on any stock exchange and we intend to file for a listing in the Over-The-Counter Bulletin Board Exchange (OTC-BB) or on the pink sheets as soon as we become a reporting company.

Our purpose in becoming a Public Company is to position ourselves for growth Capital/Debt, in order to prepare for the recovery of the construction industry nationwide, which is currently struggling. While estimates of the beginning of the recovery vary from 12 to 24 months or longer, we are in a fortunate position, as at present, the AARP Nevada Winter 2008 newsletter states “that more than 113,000 jobs will be created over the next few years in Southern Nevada alone, due to the development of more than 30 billion dollars in large-scale casino projects and businesses. Northern Nevada is clamoring for more technical and professional workers to meet the demands for businesses relocating to Reno and surrounding community.”

By means of this prospectus a number of our shareholders are offering to sell up to17, 500,000 shares of our common stock at a price of $0.05 per share. If and when our common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

We are considered a development stage company and our auditor has expressed a going concern opinion in the audit.

Neither the Securities and Exchange Commission nor any State Securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence

RISK FACTORS ARE DEPENDENT UPON COMPANY’S HISTORY

Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about those risks, together with the other information contained in this prospectus and any other filings we make with the United States Securities and Exchange Commission before you decide to buy our shares. Should any one or more of these risks actually materialize, the results of our operations and our financial condition would likely suffer. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

1. You May Lose Your Entire Investment.

Our current float may not provide the same liquidity opportunities as a company with a larger float, which could result in limited volume and decreases of the market price of our shares. This means our shares may not be bought or sold quickly enough to prevent or minimize a loss. Additionally, we have not established a reserve fund as a liquidity cushion.

Our company is subject to all the risks and uncertainties which are characteristic of any enterprise, including substantial problems, expenses and other difficulties typically encountered in the course of, establishing new markets, organizing operations and marketing procedures, and engaging and training new personnel. The likelihood of our success must be considered in light of these problems, expenses, complications, and delays. Should we be unable to overcome these obstacles, you stand to lose your entire investment.

2.Our Independent Auditor Has Expressed Going Concern Qualification.

Our independent auditor has expressed a “going concern” qualification in the Independent Auditor’s Report on the footnotes to our consolidated financial statements. This means that there is doubt as to our ability to continue operations.

3. We Will Be Subject to Intense Competition.

We operate in the highly competitive Truss, Beam and Joist sector of the construction industry. We face competition from existing companies with considerably more financial and business related sources. Such competition may have an adverse effect on our profitability.

We expect to be less able than our larger competitors to handle generally increasing costs and expenses of doing business. Additionally, it is expected that there may be significant technological advances in the future and we may not have adequate resources to enable us to take advantage of such advances.

4. We May Encounter Unforeseen Costs.

Our estimates of the cost of and time to be consumed in the provision of various services customarily provided by like companies based upon management’s knowledge may not be accurate. There can be no assurance that analysis of the customer’s various needs, recommendations for and/or implementation of improvements, modifications, cost reductions, and consulting and specific problem-solving, will not cost significantly more than expected or even prove to be prohibitive. Further, we are unable to predict the amount of time or funding that will be consumed in our efforts to obtain the additional debt and/or equity financing required permitting us to offer a full range of services. There can be no assurance that cost overruns will not occur or that such cost overruns will not adversely affect us.

5. We Have Some Debt Obligations.

The Company has some short-term obligations, in the amount of $27,123 which may affect our cash flow and ability to operate as anticipated.

6. If Our Stock Price Drops Significantly We May Become Subject To Securities Litigation That Could Result In A Harmful Diversion Of Our Resources.

In the past, following periods of volatility in the market price of a particular company’s stock, securities class action litigation has been brought against such companies. Any litigation arising from the volatility in the price of our common stock could have an adverse effect upon our business financial condition and results of operations.

7. State Blue Sky Regulations May Make It Difficult For You To Resell Your Stock.

To ensure that state laws are not violated through the resale of our securities, we will not register the transfer of any of our securities unless we are satisfied that the transfer doesn’t violate any state laws.

8. Our Common Stock Currently Is And May Continue To Be Subject To Additional Regulations Applicable To Lower Priced Securities.

Our common stock may be subject to a number of regulations that can affect its price and your ability to sell it. For example, Rule 15g-9 under the Exchange Act may apply to our common stock. This rule imposes sales practice requirements on broker-dealers that sell low priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction.

In addition, under United States securities regulations, our common stock consists of “penny stocks.” Penny stocks, in general, are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market. For any transaction involving a penny stock, unless exempt, the penny stock rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our common stock. The penny stock rules will not apply if the market price of our common stock is $5.00 or greater. These requirements may reduce the level of trading activity in any secondary market for our common stock and may adversely affect the ability of broker-dealers to sell our securities.

9. Some Of Our Current Shareholders Will Become Eligible In The Future To Sell Their Stock, Which May Adversely Affect The Market Price Of Your Stock.

Common stock owned by our present shareholders, officers and directors have shares that are deemed “restricted securities” as that term is defined under the Securities Act of 1933, as amended (the “Securities Act”). In the future they may sell their securities under Rule 144 which provides, in essence, that a person having held restricted securities for a period of one (1) year may sell every three (3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of the Company’s issued and outstanding common stock or (b) the average weekly trading volume of the common stock during the four calendar weeks prior to the sale. Rule 144 also permits, under certain circumstances, the sale of common stock without any quantity limitations by a person who is not an affiliate of the Company, and who has satisfied a two (2) year holding period.

10. We Do Not Anticipate Paying Any Dividends or Interest Payments in the Foreseeable Future.

We have not paid any dividends since our Company’s inception and we do not anticipate paying any dividends on our common stock in the foreseeable future. We anticipate that earnings, if any, which may be generated from operations will be used to finance our continued operations and growth. If you anticipate the immediate need of dividends from your investments you should consider not purchasing any of our shares.

11.We Rely On Key Executives

Our ability to succeed is substantially dependent on the performance of its officers and Directors. Our success also depends on our ability to attract, hire, retain and motivate future Officers and key employees. The loss of the services of any of these executive Officers or other key employees could have a material adverse effect on our business prospects, financial condition and result of operation.

We have not entered into employment agreements with any of our Officers and Directors, and currently have no “Key Man” life insurance policies. Our future success may also depend on our ability to indentify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer personnel.

Competition for such personnel is intense and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to attract and retain the necessary technical, managerial, marketing and customer service personnel could have material adverse effect on our business prospects, financial condition and results of operations.

There are no independent directors to provide management oversight.

12. Management Will Have Significant Control Over Our Decision Regarding Our Business.

Under the terms of our Articles of Incorporation filed with the Secretary of State of Nevada with respect to the rights, preferences and limitations of Common Shares, each common shareholder is entitled to vote on any matters presented to our stockholders.  95% of our common stock is held by one individual, and as such he is able to control the affairs of the Company regardless of the votes of the remaining holders of the Company’s common stock.

This Prospectus Contains Forward-Looking Statements.

This statement includes projections of future results and forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 as amended (the” Securities Act”), and section 21E of the Securities Exchange Act of 1934, as amended (the” Exchange Act”). All statements that are included in this prospectus including statements of historical fact are forward-looking statements. Although Management believes that the expectations reflected in these forward-looking statements are reasonable it can give no assurance that such expectations disclosed in this statement including without limitation, in conjunction with those forward-looking statements contained in this statement.

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend” and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the “Risk Factors” section and elsewhere in this prospectus.

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actually results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “risk factors” section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

ITEM 3

SUMMARY INFORMATION THE OFFERING

By Existing Shareholders

Securities

Being Offere

17,500,000 shares of common stock.

See section entitled "Description of Securities".

Securities Issued

17,500,000 shares of common stock were issued and outstanding as of the date of this Prospectus. 17,500,000 shares of common stock to be sold by existing shareholders. See section entitled "Description of Securities".

Offering Price:

The Selling Shareholders intend to sell their shares of our common stock at a price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily.

Risk Factors:

See “Risk Factors” on page 6 and other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

No Public Market:

Our common stock is presently not traded on any market or securities exchange. We have not made any application for listing for quotation on the OTC Bulletin Board System.

SUMMARY FINANCIAL INFORMATION

The following is a summary of our financial information and is qualified in its entirety by our audited consolidated financial statements as of September 30, 2007.

Consolidated Balance Sheet Data

Total Assets	$124,487

Common Stock	$25,000

Paid-in Capital	$428,342

Retained Earnings	$(622,677)
(Accumulated Deficit)

Total Shareholders' equity	$(169,335)

ITEM 4

USE OF PROCEEDS

We will not receive any proceeds from this offering.

All proceeds from the sale of the 17,500,000 shares from the existing shareholders will be paid directly to those shareholders.

ITEM 5

DETERMINATION OF OFFERING PRICE AND ADDITIONAL INFORMATION

The selling shareholders offering price of their common stock will be determined by market factors. At present there is no public market for the common stock being registered. We arbitrarily selected an offering price of $0.05 cents per share. However, the selling price will be determined by market factors not necessarily related to asset value, net worth, or any criteria of value, which could be considerably less. Announcements of services by our competitors or us may have a significant impact on the market price.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

ITEM 6

DILUTION

Shares outstanding as of September 30, 2007	17,500,000 shares
Share offered by selling shareholders	17,500,000 shares
Net tangible book value per share	($.0081264)
Offering price per share	$0.05
Dilution to purchasers of shares
offered by this prospectus.	($.0581264)

ITEM 7

SELLING SECURITY HOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “selling” shareholders”. The selling shareholders acquired their shares from us in private negotiated transactions. These shares may be sold by one or more of the following methods, without limitations.

•

A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

Purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•

Ordinary brokerage transactions and transactions in which the broker solicits purchasers

•

Face to face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”.  We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

No selling shareholder has, or had, any material relationship with our officers or directors. To our knowledge, no selling shareholder is affiliated with a broker/dealer.

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. If and when our common stock becomes quoted on the OTC Bulletin Board or listed on the securities exchange, the shares owned by the selling shareholders may be sold in public market or in private transactions for cash at prices to be determined at that time. We will not receive any proceeds from the sale of the shares by the selling shareholders.  A selling shareholder will pay all sales commissions and other costs of the sale of the shares offered. Which are estimated to be $10,728.86 of which $10,500.86 has been paid to date.

LIST OF SELLING SHAREHOLDERS

As of October 29, 2007

Name	Shares to be sold	Percentage ownership
Boyd V. Applegate	16,625,000	95%
Yoland Alvarez	17,500.1%
Monica Alvarez	17,500.1%
Armida A. Apodaca	17,500.1%
John Bozzalla	17,500.1%
J. Mickey Cohen	17,500.1%
Ricky Davenport	17,500.1%
Nancy Dawson	17,500.1%
Jose F. Garcia	148,750.85%
Donald Hanson	17,500.1%
John Harrod	17,500.1%
Alfonzo Hernandez	148,750.85%
Alfonzo Hernandez Jr	70,000.4%
Jaime Jaquez	17,500.1%
William La Ponza Sr	17,500.1%
William La Ponza Jr.	17,500.1%
Carol McCulla	17,500.1%
Sonia Lenta	17,500.1%
Curtis Mendoza	17,500.1%
Alfredo Cordova Montoya	17,500.1%
Rudy Morin	17,500.1%
Carlos Mestanza	17,500.1%
Miriam Mestanza	17,500.1%
Atanacio Negrete	17,500.1%
Sergio L. Ordaz	17,500.1%
Fabio Ruiz	17,500.1%
Danny Saenz	17,500.1%
Joey L. Tarnowski	17,500.1%
Edward Vega	17,500.1%
Claudia A. Walker	17,500.1%
Richard J. Walker	17,500.1%
Lorenzo Sedona Zepeda	17,500.1%
Totals	17,500,000	100%

Number of Shareholders

32

To our knowledge, no selling shareholder had any relationship with an officer and Director other than Boyd V. Applegate, who is a selling shareholder and who is President and Director of our company

ITEM 8

PLAN OF DISTRUBUTION

There is no plan of distribution.

The securities being offered may be sold by the Selling Shareholders or by those whom such shares are transferred. The distribution of the securities by the Selling Shareholders may be effected on one or more transactions that may take place in the over-the-counter market, including broker’s transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

If our company or its management receives proceeds from the sales of the securities by the Selling Shareholders, those persons may have conducted an illegal distribution of our securities and may be deemed underwriters. Accordingly, they will have liability for any material misrepresentations or omissions in this document and otherwise in the offer and sales of securities.

In addition, the Selling Shareholders and any brokers and dealers through whom sales of the securities are made may be deemed to be “underwriters within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensations paid to such persons may be regarded as underwriters’ compensation.

In addition to, and without limiting each of the Selling Shareholders and any other person participating in a distribution will be affected by the applicable provisions of the 1934 Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Shareholders or any such other person.

Under the 1934 Act, and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the commencement of such distribution.

Also the Selling Shareholders are subject to applicable provisions, which limit the timing of purchases and sales of our common stock by the Selling Shareholders.

We have informed Selling Shareholders that, during such time as they may be engaged in distribution of any of shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any Selling Shareholder, any affiliated purchasers and any broker-dealer or any other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of the security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the Selling Shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specific maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling Shareholder and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

There can be no assurance that the Selling Shareholders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdiction only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the 1934 Act, any person engaged in distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

Timing of Sales.

The Selling Shareholders may offer and sell the shares covered by this prospectus at various times. The Selling Shareholders will act independently of each other in making decisions with respect to the timing, manner and size of each sale.

Offering Price.

The Selling Shareholders may sell their shares at an offering price of $0.05 per share in private transactions until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market. Thereafter, the sales price offered by the Selling Shareholders to the public may be:

(1)

The market price prevailing at the time of sale;

(2)

A price related to such prevailing market price; or

(3)

Such other price as the Selling Shareholders determine from time to time.

Our common stock is not currently listed on any national exchange or electronic quotation system. If out common stock becomes publicly traded, then the sale price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Manner of Sale.

The shares may be sold by means of one or more of the following methods:

(1)

a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

(2)

purchase by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

(3)

ordinary brokerage transactions in which the broker solicits purchasers;

(4)

through options, swaps or derivative;

(5)

privately negotiated transactions; or

(6)

in a combination of any of the above methods.

The Selling Shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Shareholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by the brokers or dealers may, but is not expected to, exceed that which is customary for the types of transaction involved. Broker-dealers may agree with a Selling Shareholder to sell a specific number of shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then current market price or in negotiated transactions. In connection with resale of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

We intend to request a broker-dealer to make application to the NASD to have the Company’s securities traded on the OTC Bulletin Board System or published in print and electronic media, or either, in the Pink Sheets, LLC. “Pink Sheets.”

If our Selling Shareholders enter into arrangements with brokers or dealers , as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

ITEM 9

LEGAL PROCEEDINGS

We are a Nevada corporation in good standing, with the necessary authority to offer the Shares which were issued by the company hereunder, and be bound by the terms and conditions of performance on our part. We are not a party to or involved in or aware of any litigation or other adverse claims, lawsuits, investigations or other legal proceedings of a material nature involving us at this time.

During the past five years, none of our directors, executive officers or persons nominated to become directors or executive officers, have been convicted in a criminal proceeding. Nor have any such persons been subject to a petition under the Bankruptcy Act or any state insolvency law whether filed by or against such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or corporation or business association of which such person was an executive officer at or within two years before the time of such filing, or has a receiver, fiscal agent or similar officer ever been appointed by a court for the business or property of such person.

We are not involved in any legal proceedings and we do not know of any legal proceedings, which are threatened or contemplated.

ITEM 10

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Name	Age	Title

Boyd V. Applegate	56	CEO, President, Director.
Christine M. Applegate	54	CFO, Secretary, Treasurer, Director

Our officers and directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified, or until prior resignation or removal.

Business Experience

Boyd V. Applegate, CEO, President, Director. He began his working career as an equipment operator, a Realtor and real estate investor for over 8 years and a small project contractor for over 6 years. He then worked as a truss salesman for over 4 years. In 1992, he opened the current operation, CBA Builders (DBA Trussco) and in 1998 opened a retail building supply store in Overton, Nevada which was closed in 2002 in order to concentrate on Trussco. In addition to Mr. Applegate’s education and experience in sales, management and administration, he also became a draftsman specializing in Truss development and design.

Christine M. Applegate, CFO, Secretary, Treasurer, Director, has been an active partner in all his business affairs for 30 of the 36 years they have been married.

ITEM 11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this report concerning beneficial ownership of the Company’s Common Stock by (i) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than five percent (5%) of the Common Stock.

Name and address	Position	Amount	Percent held	Class

Boyd V. Applegate	Pres/Dir	16,625,000 shares	95%	Common
2911 N. Lamb Blvd.
Las Vegas, NV 89115

Compensation

1.

The named executive officers did not receive additional non-cash compensation, prerequisites or other personal benefits.

2.

Dollar value of base salary (both cash and non-cash) earned during the year.

3.

Dollar value of bonus (both cash and non-cash) earned during the year.

	Period ending
	September 30,	Annual
	2007	Compensation
Name and Principal Position (1)	Salary (2)	Bonus (3)

Boyd V. Applegate – CEO/Pres/Dir.	$0	None
Christine M. Applegate – CFO/Sec/Treas/Dir.	$0	None

 Stock Options: We have not granted any stock options and do not have any stock option plans in effect as of the date of this prospectus. In the future, we may grant stock options to its officers, directors, employees or consultants.

Long-Term Incentive Plans. We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans and has no intention of implementing any of these plans for the foreseeable future.

Employee Pension, Profit Sharing or other Retirement Plans. We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

The following shows the amounts, which we expects to pay to our officers during the twelve-month period ending December 31, 2007, and the time, which our executive officers plan to devote to our business.

	Proposed	Time to be devoted
Name	Compensation	To Our Business
Boyd V. Applegate CEO/Pres/Dir	$20,000*	65 hours per week
Christine M. Applegate CFO/Sec/Treas/Dir.	$50,000*	30 hours per week
*To be paid as money is available.

We do not have any employment agreements with our officers or employees.

We do not maintain any key man insurance on the life or in the event of disability of any of our officers.

SHAREHOLDERS

The following lists all shares of our common stock since its incorporation.

Transactions in which the shareholders acquired their securities are as follows.

On  June 1996

25 people gave Alfonzo Hernandez Sr. $100 each (total $2,500) to purchase a Nevada Corporation “Jubilee Trading, Inc.” For $5,000.

Alfonzo Hernandez Sr. and Jose F. Garcia paid $1,250 each, (total $2,500)

On August 4, 1996

Alfonzo Hernandez Sr. , distributed 12,500 shares to the 25 shareholders and 6250 shares to himself and 6250 shares to Jose F. Garcia.

Alfonzo Hernandez Sr. gifted Alfonzo Hernandez Jr. 2000 shares.

Jose F. Garcia gifted 500 shares to Nancy Dawson, Fabio Ruiz , Mickey Cohen and John Bozalla.

On March 3, 2003

Jubilee Trading, Inc. name was changed to Porfavor  corp. Authorized stock was changed to 50,000,000 shares of common stock at a par value of $.001 per share.

A forward split resolution of a 35:1 was approved resulting in compensation of $.0057 per share.

October 5, 2007

Boyd V. Applegate elected CEO, President, Director and Christine M. Applegate elected CFO Secretary, Treasurer and Director of Porfavor Corp, a Nevada corporation.

October 10, 2007

Same officers, Director, Resident Agent.

Boyd V. Applegate, as an individual signs a stock exchange agreement exchanging his 50,000 shares of CBA Builders for 16,625,000 shares representing 95% of the issued and outstanding shares of Porfavor Corp, a Nevada Corporation.

There are no agreements between selling shareholders and the company.

Except as otherwise indicated, each Shareholder has sole voting and investment power with respect to the shares they beneficially own.

The following table shows the ownership of our common stock as of the date of this prospectus by each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares, each director and executive officer and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares they beneficially own.

Name and Address	Number of Shares	Percent of class

Boyd V. Applegate	16,625,000	95%
3432 N. Bruce #7
Las Vegas, NV 89121

All officers and Directors
as a group	16,625,000	95%

Certificates:	1
Control Shares:	16,625,000

SHAREHOLDERS DETAILED LIST

(As of October 29, 2007)

ALL COMMON STOCK

					Compensation
					paid for
	SHAREHOLDER	Issued	Shares	Percent	shares

1.	Boyd V. Applegate	10-10-2007	16,625,000	95%	Stock Exchange
	2911 N Lamb Blvd.
	Las Vegas, NV 89115

2.	Yolanda Alvarez	8-4-1996	17,500.1%		$.0057
	5423 W. 24th Street
	Los Angeles, CA 90045

3.	Monica Alvarez	8-4-1996	17,500.1%		$0057
	12132 Newgard Ave
	Sylmar, CA 91342

4.	Armida A. Apodaca	8-4-1996	17,500.1%		$0057
	13724 Chadron #20
	Hawthorn, CA 90250

5.	John Bozzalla	8-4-1996	17,500.1%		Gifted
	8048 Stewart Ave
	Los Angeles, CA 90045

6.	J. Mickey Cohen	8-4-1996	17,500.1%		Gifted
	7813 Alverstone Ave
	Los Angeles, CA 90045

7.	Ricky Davenport	8-4-1996	17,500.1%		$0057
	5736 Surfside Court
	Las Vegas, NV 89121

8.	Nancy Dawson	8-4-1996	17,500.1%		Gifted
	6362 W. 79th St
	Los Angeles, CA 90045

9.	Jose F. Garcia	8-4-1996	148,750.85%		$.0057
	4116 Antique Sterling Ct.
	Las Vegas, NV 89129

10.	Donald Hanson	8-4-1996	17,500.1%		$.0057
	18744 Wilton Place
	Torrance, CA 90504

11.	John Harrod	8-4-1996	17,500.1%		$.0057
	8347 Lincoln
	Los Angeles, CA 90045

12.	Alfonzo Hernandez	8-4-1996	148,450.85%	$.0057
	8429 Gonzaga Ave
	Los Angeles, CA 90045

13.	Alfonzo Hernandez Jr.	8-4-1996	70,000.4%	Gifted
	6715 W. 85th Place
	Los Angeles, CA 90045

14.	Jaime Jacquez	8-4-1996	17,500.1%	$.0057
	1209 Rosewood Ave
	Inglewood, CA 90045

15.	William La Ponza Sr	8-4-1996	17,500.1%	$.0057
	8008 Stewart Ave
	Los Angeles, CA 90045

16.	William La Ponza Jr.	8-4-1996	17,500.1%	$.0057
	8008 Stewart Ave
	Los Angeles, CA 90045

17.	Carol McCulla	8-4-1996	17,500.1%	$.0057
	8726 S. Sepulveda
	Los Angeles, CA 90045

18.	Sonia Lenta	8-4-1996	17,500.1%	$.0057
	4908 Northwest 55th Court
	Tamarac FL 33319

19.	Curtis Mendoza	8-4-1996	17,500.1%	$.0057
	3120 Canfield Ave #1
	Los Angeles, CA 90034

20.	Alfredo Cordova Montoya	8-4-1996	17,500.1%	$.0057
	632 W. 52nd Street
	Los Angeles, CA 90037

21.	Rudy Morin	8-4-1996	17,500.1%	$.0057
	832 Larch Street
	Inglewood, CA 90301

22.	Carlos Mestanza	8-4-1996	17,500.1%	$.0057
	7756 Hindry Ave
	Los Angeles, CA 90045

23.	Miriam Mestanza	8-4-1996	17,500.1%	$.0057
	13826 Inglewood Ave
	Hawthorn, CA 90250

24.	Atanacio Negrete	8-4-1996	17,500.1%	$.0057
	2443 Huff Street
	Colton, CA 92344

25.	Sergio L. Ordaz	8-4-1996	17,500.1%		$.0057
	7540 W. Weldon
	Phoenix, AZ 85033

26.	Fabio Ruiz	8-4-1996	17,500.1%		Gifted
	4908 NW 55th Ct.
	Tamarac, FL 33319

27.	Danny Saenz	8-4-1996	17,500.1%		$.0057
	10713 Palms Blvd.
	Los Angeles, CA 90034

28.	Joey L. Tarnowski	8-4-1996	17,500.1%		$.0057
	7801 Faust Ave
	West Hills, CA 90034

29.	Edward Vega	8-4-1996	17,500.1%		$.0057
	644 Pier Ave
	Santa Monica CA 90405

30.	Claudia A. Walker	8-4-1996	17,500.1%		$.0057
	725 W. Rio Moctezuma
	Green Valley, AZ 85614

31.	Richard J. Walker	8-4-1996	17,500.1%		$.0057
	725 W. Rio Moctezuma
	Green Valley, AZ 85614

32.	Lorenzo Sedona Zepeda	8-4-1996	17,500.1%		$.0057
	742 E 92nd Street
	Los Angeles, CA 90002
	Totals		17,500,000	100%

Common Free Trading:
Certificates:	31
Shares:	875,000

Common Restricted:
Certificates:	1
Control Shares:	16,625,000

Total Shareholders:	32

Total Shares Issued and Outstanding:	17,500,000

ITEM 12

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock at a par value of $.001 per share.

The following description of our capital stock discloses all material information relating to our common stock but is not a full summary of all information relating to our common stock. The description is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable Nevada law.

Common Stock

As of the date of this offering, there were 17,500,000 shares of our common stock issued and outstanding, held by 32 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of Directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

ITEM 13

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to be connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal

Dvorak & Associates, LTD

Brian Dvorak, Esq.

1312 Gallery Oaks Drive

Las Vegas, NV 89123

Will pass upon certain legal matters in connection with the validity of the issuance of the share of common stock.

Auditor

Sara Jenkins, CPA

The Blackwing Group, LLC

18921G E Valley View Parkway #325

Independence, MO 64055

Has audited our Consolidated Financial Statements for the periods and to the extent set forth in its report, which are included herein in reliance upon the authority of said person as an expert in accounting and auditing.

Transfer Agent

Holladay Stock Transfer,

2939 North 67th Place,

Scottsdale, Arizona 85251

(480) 481-3940

ITEM 14

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

We have adopted provisions on our bylaws that eliminate to the fullest extent permissible under Nevada Revised

Statutes, the liability of our directors to the company for monetary damages. Such limitations of liability do not affect the availability of your equitable injunctive relief or rescission.

Our bylaws provide that the company shall indemnify our directors and officers to the fullest extent permitted by Nevada law including circumstances in which indemnification is otherwise discretionary under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act maybe permitted to directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, We have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

There is no current pending litigation or proceeding involving any of our directors, officers, employees or other agents of the company in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

ITEM 15

ORGANIZATION WITHIN LAST FIVE YEARS

There were no transactions with related persons, promoters and certain control persons.

We were incorporated on April 3, 1996 in the state of Nevada as Jubilee Trading, Inc. On August 4, 1996 Alfonzo Hernandez Sr. and 27 friends purchased 25,000 shares at no par value of the corporation (100%) for payment of $5,000 ($.20 per share) in order to open and operate a Mexican Seafood Restaurant named “La Perla” in Los Angeles, California. The restaurant plans did not materialize and the corporation lay dormant.

On March 3, 2002, the name of the corporation was changed to Porfavor Corp, and our articles of incorporation were changed to increase the Directors to three and to increase the authorized shares from 25,000 shares of common stock at no par value to 50,000,000 shares of common stock at $.001 par value.

A forward split of 35:1 was authorized resulting in 875,000 shares of common stock issued to 31 share holders. Our plan was to open and operate a Sports Bar and restaurant in Los Angeles, California. This plan did not materialize and our company lay dormant.

On October 5, 2007, we made an acquisition of CBA Builders, a Nevada corporation by exchanging 16,625,000 shares of common stock (95%) of our company for 50,000 shares of common stock (100%) of CBA Builders, DBA Trussco Sales.

ITEM 16

DESCRIPTION OF BUSINESS

Our acquisition, CBA Builders, DBA Trussco Sales is commonly known in the local market as Trussco. We are first and foremost a broker of structural wood materials. These materials include open web plated trusses, metal web-wood chord trusses, glue laminated beams, I joists, & occasionally steel bar joists. We also sell much of the associated framing anchors and hangers. In recent years we have built a substantial portion of the open web plated trusses that we sell. Our work begins when a customer delivers a set of blueprints for a given project. Projects may range in size from a 2or 3 trusses for a home addition valued at $300 to something such as Vantage One Condominium project where we provided products valued at more than $900,000.  From blue prints, we determine their needs in terms of products that we sell and quote to them a price for all such materials. Probably 60% of our work is awarded on a competitive bid basis with the balance being of a negotiated nature. Once we are awarded the contract for a project, we then provide our customer all necessary component designs and replacement plans to be approved by the structural engineer and any permitting authority. Once our customer has completed the permitting process and gives his approval to fabricate, we then place orders with our suppliers for all materials that are needed. Nearly all of our products are delivered directly from the point of manufacture to our customer’s job site. If after delivery, problems or mistakes become apparent we will send a repair crew to make any needed modifications to our product. If it is determined that the problem stems from our own mistake there is no cost to the customer for the repairs. If problems arise because of faulty or inaccurate plans we will then invoice the customer for the cost of any alterations or repairs.

The vast majority of our products are sold on a wholesale basis to framing contractors and occasionally to a general contractor. We do however provide some materials to an owner builder or to an individual doing a home remodel.

We estimate that over 95% of our sales are in Clark County Nevada, including Mesquite and Searchlight. We do provide some product to outlying areas such as Pahrump or Alamo Nevada. Occasionally we will sell products to Northern Nevada or Southern Utah.

Traditionally, a commercial framer would buy glu-lam beams from one source, plated trusses from another source and I joists from yet another source. No other supplier in the area provides the variety of structural floor and roof components that we do. Often a plated truss supplier will take in a set of plans that indicates, for example I joists as the structural floor component. Rather than bidding I joists, he will try to convert the structural components to plated trusses. This process can be time consuming and expensive for all involved and causes considerable consternation among those who now have to try to accommodate the truss supplier. We are much more likely to simply bid what is required in the plans and specifications because we sell them all.

We began doing business as Trussco in August of 1992, selling only plated wood trusses. In April of 1993 we opened a small office at 3432 North Bruce Street Suite #7 in North Las Vegas, Nevada. We soon grew large enough that we needed a repair crew. In order to accommodate this need we began to fabricate only very small jobs so that we had men available when we needed a repair crew. Beginning in 1995 we began to import all of our plated trusses from Canada. This was made possible for two reasons. All of the trusses built in Las Vegas relied on raw lumber from Canada. At that time there was in effect a 15% tariff on raw lumber but no tariff on a finished product such as trusses. During that time the Canadian dollar was worth about $.67 US. These two factors combined to give us a very good competitive edge. Over recent years both of these advantages have been eroded to nothing and we are currently building nearly all that we sell. We found that we are achieving higher net margins by manufacturing our own.

Over the past 3 years, we have seen I joist and glu-lam sales gain an ever increasing percentage of our sales. We began selling I joists in 1996. Since that time we have sold from a series of different suppliers. The most common reason for us to change from one supplier to another was because our supplier was bought out by one of our larger competitors.

We began selling glue-laminated beams from our current supplier in 1998 and have used them continuously since.

In recent months of very tight market conditions we have learned that we can reduce our markup substantially and still earn reasonable profit margins. Through this effort we expect to increase our market share considerably. The first and greatest physical change in our immediate future will be to increase in manufacturing capacity for the plated truss sector. This will be accomplished mostly through improved equipment and material handling systems. It is probable that yet another relocation will be required to accommodate continued growth. Our next focus will be in solidifying our position in the I joist market through either manufacturing of our own or preferably a purchase of a current supplier. Though this will not be in the immediate future we anticipate that it will be within the next 2 to 3 years. We have for many years attempted to sell steel bar joists. We have sold a limited number of jobs but have been mostly frustrated that all manufacturers currently selling into this market hire a company rep for the area effectively negating any opportunity for us to sell their product. We are currently developing plans to build our own bar  joist product. This effort is somewhat stymied by the current market conditions in the steel industry. With supplies being low and prices very high, our entry into this market will be postponed until that market stabilizes.

Our customer base includes a majority of the commercial framers in the Las Vegas area. Some buy every job from Trussco and others buy occasionally. We also sell to most of the remodeling and fire repair contractors as well as some residential developers who were deemed too small to interest the large residential truss suppliers.

We do sell some government projects but again these are sold to either a framer or a general contractor so that we have no dealings with government agency.

We sell some in almost every segment of the market. Our emphasis is in the commercial and light industrial market. However, we also sell a relatively large percentage of the remodel and fire damage market in the Las Vegas area.

After several years in the market we determined that it is nearly impossible to survive trying to bid to everyone. If all of our work is derived from the competitive bid process it is not possible to maintain sufficient margins. In observing other successful businesses in this market and others it seems clear that the toughest stage in the development of a company is between the Ma and Pa shop stage and the corporate stage. That is where we are at this moment. One of the most common and successful strategies at this stage is to become partnered (very loosely and not at all legally) with likeminded customers who are maybe too small to get good service from the more established companies yet are aggressive and growth minded. In our case we will partner with 2 or 3 framers who in turn form the same type of “partnership” with 2 or 3 general contractors, who partner with 2 or 3 developers. In this arrangement, we often have input into the budget so we do not have to bid against every supplier in town. The downside to this is that if we become too attached, then we become wholly dependent upon those customers. As their business goes, so does your business. We have tried to mitigate that problem by continually bidding much other work but giving preference and occasionally price advantages to our preferred customers.

We currently employ 6 men in the shop and 4 administrative employees. They are led by a man with many years experience in the framing and general construction area. He has great problem solving abilities. Often on a job site what appears first as a “truss problem” can be traced to another cause or solved by simple and minor framing adjustments. Our warehouseman has considerable computer skills and is very good at paperwork flow and maintenance. Our lead man on the fabrication table is well organized and efficient. Our laborers are young and eager to learn. In the office our office manager has been with us for over 13 years and throughout that time has always been very loyal and trustworthy. We have one fulltime design technician who we have trained from the beginning. She now has 2 years experience and has become quite efficient and eager to help. We also have 1 part time design technician who has many years experience and a structural engineer who works on an in call basis.

Our equipment consists of 2 pull saws, 2 c-clamp presses, a wooden assembly table, a caterpillar forklift and a freightliner delivery truck. Of course there are numerous nail guns, skill saws, compressors and the like.

Our greatest strength is in the relationship that we have built over several years with a number and variety of customers. We believe that many of our customers have stayed with us because they know that they may not get the lowest price but we will be competitive and fair in all of our dealings. Every phase of the construction industry is laden with unforeseen occurrences and problems. We go to great efforts to minimize those problems regardless of their source. The last paragraph of our proposals reads in part “our desire is the most expeditious and successful competition of your project.” We work hard toward that goal. Another great strength is in the variety of products that we sell. Again no other competitor in the area offers the line of products that we do.

Our customers buying patterns generally follow the ebb and flow of the construction industry in this market. However, several of them are young and aggressive which allows them to maintain higher activity levels during a general market slow down. It seems that in the most recent slowdown, we and many of our customers had to some degree developed a false sense of security. This false sense stems from the fact that commercial construction has not slowed but probably we did not take into account the trickledown effect that could come from the housing industry, who finding themselves virtually out of work, have crowded into a much smaller commercial market. This has made our market very competitive. Though our response had been slower that probably it should have been, we have responded and are seeing good results.

It is difficult to rank us simply because we are not a lumber yard to be ranked with them nor are we simply a truss fabricator to be ranked with them. In what we do, we are the largest in the area. In terms of ranking us with truss fabricators or lumber yards we would in either case certainly rank in the lower 20% in terms of dollar volume.

We have no announcements regarding new products and services.

Our raw materials are obtained from lumber companies and metal fabricators both of which we are not dependent upon. We currently have a customer base of 15 buyers whom we have maintained for at least 4 years.

There are no trademarks, patents, franchises, concessions, royalty or labor contracts. We comply with state and local licensing requirements. There are no approvals needed from government other than building code compliance

We do not anticipate any probable government regulations in our business

We have been developing plans to build our own steel bar joist product. Because of current market conditions in the steel industry; low supplies and high pricing; we have postponed our entry into this market until that market stabilizes.

There are no approvals needed from government other than building code compliance. We do not anticipate any probable government regulations in our business

As we have been engaged in this industry and in this market since 1992. As mentioned earlier our office manager has been us for 13 years. Our foreman has 20 years experience in the industry. Through attrition and culling we have developed an excellent group of employees willing to do whatever it takes to succeed.

We believe that our past success and future stems chiefly from three entrenched characteristics. First, aggressiveness and a willingness to adapt and overcome. Over the years we have overcome numerous market-changes, slowdowns, and adaption’s. However, it is now our expectation to become more proactive in these market changes. Second, tenacity and a willing to take the bad times with the good. Third and probably most important is just an old fashioned “have to” mentality.

We comply with the Clark County Nevada environmental laws regarding “dust permit”.

We have ten full time employees consisting of four administrative and six fabrication workers.

We intend to become a fully reporting company and the public may read our filed material at the SEC Public Reference Room 450 Fifth Street, N.W. Washington, D.C. 20549 or call the SEC at 1-800-SEC-0330 or look at Edgar filings at (http://www.SEC.gov).

ITEM 17

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of operation for the next twelve months

Over the next twelve months, we expect to face strong competition from well-established companies and small independent operations. Accordingly, we expect to compete on the basis of price (or the value to the customer of the service performed) and, on the basis of our established reputation among customers as a quality provider and our locality of operation. Without a strong performance in the growth process, we expect to be less able than our larger competitors to handle generally increasing costs and expenses of doing business. Additionally, it is expected that there may be significant technological advances in the future and we may not have adequate resources without a strong public response anticipated to enable us to take advantage of such advances.

We have been under financial pressure from 2005 to the present. We have experienced a decrease in business due to the overall slowdown in the construction industry caused by the financial crises of the housing industry. This could continue through 2008 and possibly 2009 as predicted by the real estate industry. It is anticipated that a recovery will occur during 2009.

Our net sales for 2006 over 2005 had increased by $1,785,596, but there will probably be a decrease in sales for 2007 over 2006 by approximately $1,000,000.

Our Las Vegas construction market is not as seriously affected as the rest of the country, because over 30 billion dollars is committed to the expansion of Las Vegas, Casino/Hotel and commercial construction. We have now and believe in the immediate future, that we can obtain a portion of that business that will enable us to operate through the real estate crisis.

We believe we can sustain our plan of operation for the next twelve months with cash flow from our current clients. Given that this client base has been slightly expanding, we expect that this expansion will provide additional cash flow.

Additionally, we intend to actively search for a suitable business from among our smaller competitors as an acquisition. We anticipate the terms of any acquisitions will require a combination of cash and stock.

Being a public company will position us with the ability to raise capital and issue shares for acquisitions and growth opportunities and as a way to increase cash flow without increasing debt.

We are negotiating the increase of present bank line of credit. In addition, we expect we can obtain personal and business loans should a shortfall occur within the next 12 months.

Our key success and critical factors for the next year are in order of importance;

1.

Continue our expansion-marketing plan.

2.

Increase our customer base.

3.

Use financial control and cash flow planning.

4.

Use the advantage of economics of scale.

We expect some changes in our operation over the next 12 months. From a purely operational point of view, we should have no problem in satisfying our cash need indefinitely. However, in our efforts to purchase the facility that we are currently occupying and expand our operation we will have cash needs. The largest single issue we believe is in raising funds for a 20% down payment on the property. Although, it will place us in a very tight cash flow situation, it may still be possible to finance the down payment from our own operation.

We are currently engaged in an effort to design wood purlin trusses that would allow us to compete directly against steel bar joists. This involves creating an attachment mechanism at each end of the truss that can be welded to steel beams or girders. Our engineer has developed a preliminary design which we will begin testing soon. Success in this will result in increased sales.

We expect to purchase more efficient plant equipment and delivery equipment. In doing this, we don’t expect that there will be a significant increase in the number of employees that we will have.

There are no causes for any material changes at this time.

There are no seasonal aspects that could have a negative material effect on our financial condition or results of operation.

The major trend in our industry in this market is the continuous growth of the numbers of tourists’ conventioneers and new residents (approximately 6000 per month).

ITEM 18

DESCRIPTION OF PROPERTY

We lease an 8000 square foot building on one half acre of land. The space consists of our offices, fabrication area and storage space. We have an option to purchase the property.

ITEM 19

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

ITEM 20

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market.

At present we are not listed on any stock exchange. We intend to file for a listing on the Over-The-Counter Bulletin Board Exchange (OTC-BB) or on the Pink Sheets as soon as we become a reporting company.

This registration is for 17,500,000 shares of common stock held by the 32 shareholders. There are no options, warrants or convertible securities.

We have not declared any cash dividends in the past two years and while there are no restrictions that limit the ability to pay dividends on common stock, we are likely to do so in the future.

There is no trading market for our common stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. We will request a broker-dealer to make application to the NASD to have the Company’s securities traded on the OTC Bulletin Board System or published, in print and electronic media, or either, in the Pink Sheets LLC “Pink Sheet.”

The Securities and Exchange Commission adopted Rule 15g-9 which established the definition of a “penny stock,” for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for trans- actions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transaction in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

For the initial listing in the NASD Small Cap market, a company must have net tangible assets of $4 million or market capitalization of $50 million or a net income (in the latest fiscal year or two of the last fiscal years) of $750,000, a public float of 1,000,000 shares with a market value of $5 million. The minimum bid price must be $4.00 and there must be 3 market makers. In addition, there must be 300 shareholders holding 100 shares or more, and the company must have an operating history of at least one year or a market capitalization of $50 million.

For continued listing in the NASD Small Cap market, a company must have net tangible assets of $2 million or market capitalization of $35 million or a net income (in the latest fiscal year or two of the last fiscal years) of $500,000 a public float of 500,000 shares with a market value of $1 million. The minimum bid price must be $1.00 and there must be 2 market makers. In addition, there must be 300 shareholders holding 100 shares or more.

There are less requirements for a small business to be listed on the NASD, Over The Counter Bulletin Board

(OTC-BB) Exchange.

Shareholders.

As of September 30, 2007, there were 32 stockholders of record of our common stock.

This registration is for 17,500,000 shares of common stock held by the 32 shareholders. There are no options, warrants or convertible securities.

ITEM 21

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of our executive officers ending September 30 , 2007.

Name/Title	Salary	Bonus	Common Stock
Boyd V. Applegate	$0	$0	-0-
CEO/Pres//Dir.
Christine M. Applegate	$0	$0	-0-
CFO/Sec/Treas/Dir.

Employment Agreement

Currently, we do not have any employment or consultant agreements.

Compensation of Directors.

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Stock Option Grants.

We have not grated any stock options to any of our directors and officers since inception.

Exercises of Stock Options and Year-end Option Values.

None of our directors or officers have exercised any stock options since inception.

Outstanding Stock  Options.

None of our directors or officers hold any options to purchase any shares of our common stock.

ITEM 22

FINANCIAL STATEMENTS

PORFAVOR CORP

CONSOLIDATED AUDITED FINANCIAL STATEMENTS

FOR THE YEARS ENDING DECEMBER 31, 2005, AND 2006

AND FOR THE YEAR ENDED SEPTEMBER 30, 2007

THE BLACKWING GROUP, LLC

18921G E VALLEY VIEW PARKWAY #325

INDEPENDENCE, MO 64055

TABLE OF CONTENTS

INDEPENDENT AUDITOR'S REPORT	F-1

FINANCIAL STATEMENTS
F-2
Consolidated Balance Sheets

Consolidated Statements of Operations	F-3

Consolidated Statements of Cash Flows	F-5

Consolidated Statements of Stockholders' Equity	F-6

NOTES TO FINANCIAL STATEMENTS	F-7

THE BLACKWING GROUP, LLC

18921G E VALLEY VIEW PARKWAY #325 INDEPENDENCE, MO 64055

816-813-0098

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Porfavor Corp

5630 West Manchester Blvd.

Las Angeles, California 90045

We have audited the accompanying consolidated balance sheets of Porfavor Corp as of December 31, 2005, 2006 and September 31, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the twelve-month periods then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Porfavor Corp as of December 31, 2005, 2006 and September 31, 2007, and the results of its operations, changes in stockholders’ equity and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note G to the financial statements, the Company faces competition from existing companies with considerably more financial resources and business connections. In the event that Company fails to meet the anticipated levels of performance there is significant doubt that the Company will be able to meet the debt obligations related to the non public offering. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note H. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sara Jenkins

The Blackwing Group, LLC

Independence, Missouri

January 8, 2008

PORFAVOR CORP

CONSOLIDATED BALANCE SHEETS

December 31, 2005, 2006 and September 30, 2007

ASSETS
	2005	2006	9/30/2007
Current Assets
Business Checking	$27,869	$9,190	$-
Secondary Business Checking	1,831	11,954	3,420
Accounts Receivable	75,678	24,900	46,862
Escrow Deposit	-	75,923	-
Prepaid Insurance	6,847	15,374	22,836
Inventory	-	45,823	39,002
Total Current Assets	112,225	183,164	112,120

Fixed Assets
Office Equipment	9,109	9,109	9,109
Office Furniture	4,950	4,950	4,950
Shop Tools	12,140	12,140	12,140
Vehicles	32,500	46,825	46,825
	58,699	73,024	73,024
Accumulated Depreciation	(57,920)	(60,657)	(60,657)
Total Fixed Assets	779	12,367	12,367

Total Assets	$113,004	$195,531	$124,487

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	709	6,320	6,619
Sales Tax Payable	16,486	23,739	20,504
Total Current Liabilities	17,195	30,059	27,123

Long Term Liabilities
Loans From Shareholders	162,704	300,092	195,913
Note Payable	-	-	70,786
Total Long Term Liabilities	162,704	300,092	266,699

Stockholders' Equity

*Capital Stock (See Footnote J)	25,000	25,000	25,000
Additional Paid In Capital	428,342	428,342	428,342
Retained Earnings	(520,237)	(587,962)	(622,677)
	(66,895)	(134,620)	(169,335)

Total Liabilities and Stockholders' Equity	$113,004	$195,531	$124,487

PORFAVOR CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE TWELVE MONTH PERIODS ENDING DECEMBER 31, 2005 AND 2005

AND FOR THE NINE MONTH PERIOD ENDING SEPTEMBER 30, 2007

	2005	2006	9/30/2007
Income
Sales	$2,802,469	$4,588,065	$2,460,805
Discounts	(12,500)	(2,703)	-
Total Income	2,789,969	4,585,362	2,460,805

Cost of Goods Sold (exclusive of items shown separately below)	2,109,103	4,021,263	2,067,693

Gross Margin	680,866	564,099	393,112

General and Administrative Expenses
Advertising	1,304	109	552
Auto and Truck Expense	32,299	34,376	25,534
Bank Fees	425	60	-
Equipment Rentals	589	-	-
Postage and Delivery	1,081	889	669
Insurance	11,036	30,314	43,873
Leasehold Improvements	-	33,650	-
Licenses and Permits	2,455	1,147	6,405
Meals and Entertainment	1,623	761	2,130
Office Expenses	26,789	25,141	16,896
Office Supplies	4,082	11,170	3,263
Payroll Taxes	11,540	37,088	22,771
Officer's Salaries	-	31,200	-
Office Salaries	185,504	50,315	21,536
Professional Texts	737	1,811	435
Professional Education	358	1,760	1,785
Professional Fees	25,425	7,790	838
Rent	15,223	35,452	57,967
Small Tools and Equipment	1,115	303	-
Telephone	7,429	6,751	6,197
Utilities	2,685	6,399	14,908
Dues and Subscriptions	-	98	-
Travel	4,127	16,414	14,814
Donations	-	1,222	395
Repairs and Maintenance	2,860	1,067	519
Workman’s Compensation	2,608	2,174	2,725
Sales Tax	197,832	291,626	181,302
Depreciation	41,016	2,737	-
Total Expenses	580,142	631,824	425,514

Net Income (Loss) From Operations	100,724	(67,725)	(32,402)

Other Income (Expense)
Loss on Sale of Assets	(40)	-	-
Interest Expense	(399)	-	(2,313)
Total Other Income (Expense)	(439)	-	(2,313)

Net Income (Loss) - 17,500,000 shares of stock issued	$100,285	$(67,725)	$(34,715)

Net Income (Loss) Per Share retroactive treatment 17,500,000 shares of stock issued		(0.0039)	(0.0020)

PORFAVOR CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS AND

STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY

FOR THE TWELVE MONTH PERIODS ENDING DECEMBER 31, 2005 AND 2006

AND FOR THE NINE MONTH PERIOD ENDING SEPTEMBER 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES	2005	2006	9/30/2007

Net income	$100,285	$(67,725)	$(34,715)

Adjustments to reconcile net income to net cash provided
by operating activities
Depreciation	41,016	2,737	-
(Increase) decrease in:
Accounts Receivable	(75,678)	50,778	(21,962)
Inventory	-	(45,823)	6,821
Escrow Deposit	-	(75,923)	75,923
Prepaid Expenses	(6,847)	(8,527)	(7,462)
Increase (decrease) in:
Accounts Payable	709	5,611	(1,039)
Sales Taxes Payable	(500)	7,253	(3,235)
Net Cash Provided (Used) By Operating Activities	58,985	(131,619)	15,169

CASH FLOWS FROM INVESTING ACTIVITIES

Fixed Assets Purchases	(32,290)	(14,325)	-
Net Cash (Used) By Financing Activities	(32,290)	(14,325)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Loan Payable Disbursement	-	-	71,286
Debt Increase - Loans from Shareholders	-	137,388	-
Debt Reduction - Loans from Shareholders	(44,724)	-	(104,179)
Net Cash (Used) By Financing Activities	(44,724)	137,388	(32,893)

NET INCREASE (DECREASE) IN CASH	(18,029)	(8,556)	(17,724)

CASH AT BEGINNING OF PERIOD	47,729	29,700	21,144

CASH AT END OF PERIOD	$29,700	$21,144	$3,420

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

STOCKHOLDERS' EQUITY AT BEGINNING OF PERIOD	(167,180)	(66,895)	(134,620)
Add: Net Income	100,285	-	-
Less: Net Loss	-	(67,725)	(34,715)
STOCKHOLDERS' EQUITY AT END OF PERIOD	$(66,895)	$(134,620)	$(169,335)

PORFAVOR CORP

STATEMENT OF STOCKHOLDERS' EQUITY

ACCUMULATED FOR THE PERIOD FROM DATE OF INCEPTION

ON APRIL 30, 1996 TO SEPTEMBER 30, 2007

(Expressed in US Dollars)

Capital Stock Issued (no par value)	Number of	Par	Additional Paid	Profit	Deficit	Total Stockholders'
	Common Shares	Value	In Capital	Accumulated	Accumulated	Equity (Deficit)

- at December 8, 1999	17,500,000	0.001428				25,000

- at December 31, 2005	17,500,000	0.001428	428,342	-	(520,237)	(66,895)

- at December 31, 2006	17,500,000	0.001428	428,342	-	(587,962)	(134,620)

- at September 30, 2007	17,500,000	0.001428	428,342		(622,677)	(169,335)

Net Loss for the year ending December 31, 2006					(67,725)	(67,725)

Balance as of December 31, 2006						(134,620)

Net Loss for the year to date ending
September 30, 2007					(34,715)	(34,715)

Balance as of September 30, 2007						(169,335)

PORFAVOR CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006 AND FOR THE

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies of Porfavor Corp is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the accompanying financial statements.

Organization, Nature of Business and Trade Name

Jubilee Trading, Inc. was incorporated in the State of Nevada on April 3, 1996. On August 4, 1996 Alfonzo Hernandez, Sr. and 27 friends purchased Twenty-five Thousand (25,000) shares at no par value of the corporation (100%) for payment of Five Thousand Dollars ($5,000) in order to open and operate a Mexican Seafood Restaurant named “La Perla” in Los Angeles, California. The restaurant plans did not materialize and the corporation lay dormant.

On March 3, 2002, the name of the corporation was changed to Porfavor Corp and our articles of incorporation were changed to increase the Directors to three and to increase the authorized shares from Twenty-five Thousand (25,000) shares of common stock at no par value to Fifty Million (50,000,000) shares of common stock at $.001 par value.

A forward split of Thirty-five shares to One (35:1) was authorized resulting in Eight Hundred Seventy-five Thousand (875,000) shares of common stock issued to Thirty-one (31) shareholders. The Company planned to open and operate a Sports Bar and restaurant in Los Angeles, California. These plans also did not materialize and once again the company lay dormant.

On October 5, 2007, Porfavor Corp made an acquisition of CBA Builders, a Nevada Corp by exchanging Sixteen Million Six Hundred Twenty-five Thousand (16,625,000) shares of common stock (95%) of Porfavor Corp for Fifty Thousand (50,000) shares of commons stock (100%) of CBA Builders, DBA Trussco Sales issued and outstanding common stock.

CBA Builders was incorporated in the State of Nevada on October 10, 1987. CBA Builders was established as a construction company for the purposes of designing and manufacturing structural wood materials.

The financials include the accounts of Porfavor Corp and CBA Builders up until October 5, 2007 each of these companies were separate and distinct. On October 5, 2007, Porfavor Corp acquired CBA Builders as a wholly owned subsidiary. CBA Builders’ primary business is the designing and manufacturing of structural wood materials.

PORFAVOR CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006 AND FOR THE

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Organization, Nature of Business and Trade Name (continued)

Prior to October 5, 2007, CBA Builders had been a privately owned and operated business with well-established relationships in the Las Vegas Metropolitan area. It was incorporated in October 10, 1987 and founded by Boyd Applegate who at that time had several years experience in designing and manufacturing structural wood materials.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

Activity reflected in these consolidated financial statements is from the activity in acquired company CBA Builders.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

Depreciation is computed for financial statement purposes on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated
Useful Lives
Office Equipment	5-10 years
Office Furniture	5-7 years
Shop Tools	5-7 years
Vehicles	5-10 years

PORFAVOR CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006 AND FOR THE

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment (continued)

For federal income tax purposes, depreciation is computed under the modified accelerated cost recovery system. For audit purposes, depreciation is computed under the straight-line method.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

Revenue and Cost Recognition

The Company reports income and expenses on the accrual basis of accounting, whereby income is recorded when it is earned and expenses recorded when they are incurred. In this specific industry revenue from jobs is recorded upon completion of construction contract. Payment is due as specified in the contract.

Job costs include all direct materials, and labor costs and those indirect costs related to production. Selling, general and administrative costs are charged to expense as incurred.

Cost of Goods Sold

Job costs include all direct materials, and labor costs and those indirect costs related to production. Selling, general and administrative costs are charged to expense as incurred. No depreciation is allocated to cost of goods since the use of the fixed assets cannot be differentiated between office use and the construction process.

Advertising

Expenses related to specific jobs are allocated and classified as costs of goods sold. Expenses not related to specific jobs are recorded as general and administrative expenses. Advertising expense for the years ended December 31, 2005 and 2006 as well as the nine-month period ending September 30, 2007, totaled $1304, $109 and $552, respectively.

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  A change in managements’ estimates or assumptions could have a material impact on Porfavor Corp’s financial condition

PORFAVOR CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006 AND FOR THE

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates (continued)

and results of operations during the period in which such changes occurred. Actual results could differ from those estimates. Porfavor Corp’s financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Principles of Consolidation

These consolidated financial statements are presented based on the generally accepted accounting principle of acquisition. An acquisition of a company occurs when one enterprise pays cash, or issues stock or debt for all or part of the voting stock of another enterprise. The acquired enterprise remains intact as a separate legal entity. The parent-subsidiary relationship is accounted for as a purchase, and it is referred to as an acquisition. Consolidated statements present the results of operations and the financial position of a parent company and its subsidiaries essentially as if the group were a single enterprise with one or more branches or divisions.

Common Stock

The Company has authorized common stock and has not authorized any other form of stock including preferred stock.

Inventory Valuation

We value our inventory at the lower of cost or market. Market is determined based on net realizable value. Cost is determined on a “first-in, first-out” basis, which approximates actual cost. We have no policy for a reserve for excess and obsolete inventory based on forecasted demand since inventory generally does not become obsolete. Inventory items are generally ordered on a just-in-time basis to minimize inventory due to limited stock space.

NOTE B – ACQUISITION

An acquisition of a company occurs when one enterprise pays cash, or issues stock or debt for all or part of the voting stock of another enterprise. The acquired enterprise remains intact as a separate legal entity. The parent-subsidiary relationship is accounted for as a purchase, and it is referred to as an acquisition.

CBA Builders originally authorized and issued Fifty Thousand (50,000) shares of common stock, which was issued to one (1) shareholder. In an acquisition the stock disclosures are presented by retroactively stating the equity accounts as of the earliest period presented to give effect to the new capital structure subsequent to the acquisition.

PORFAVOR CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006 AND FOR THE

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2007

NOTE B – ACQUISITION  (continued)

Therefore, the equity section of the financial statements presented reports the total number of shares issued as of September 30, 2007 as Seventeen Million Five Hundred Thousand (17,500,000) shares of common stock.

On October 9, 2007 for the purpose of the merger an additional Sixteen Million Six Hundred Twenty-five Thousand shares of common stock were authorized and issued. The merger agreement stipulated that Boyd Applegate would exchange Fifty Thousand (50,000) shares, representing One Hundred Percent (100%) of the issued and outstanding shares of CBA Builders common stock, including its processes and assets; for Sixteen Million Six Hundred Twenty-five Thousand (16,625,000) shares of stock of Porfavor Corp. Upon the finalization of this transaction per the agreement, CBA Builders would become a wholly owned subsidiary of Porfavor Corp.

Per the acquisition agreement, on October 9, 2007, CBA Builders transferred Fifty Thousand (50,000) shares of the stock representing One Hundred Percent (100%) of the authorized and outstanding shares of CBA Builders. Porfavor Corp issued Sixteen Million Six Hundred Twenty-Five Thousand Five Hundred (16,625,500) shares of common stock representing Eighty Percent (95%) of the authorized issued and outstanding shares of Porfavor Corp in exchange for the Fifty Thousand (50,000) shares of common stock of CBA Builders.

As part of the acquisition CBA Builders exchanged assets valued at $124,487 for Sixteen Million Six Hundred Twenty-Five Thousand Five Hundred (16,625,500) shares of Porfavor Corp at a value of .007488 per share. At the time of the acquisition,

Porfavor Corp, had no assets; therefore the Eight Hundred Seventy Four Thousand Five Hundred (874,500) shares of Porfavor Corp still issued and outstanding had no value at the time of the trade. The resulting increase in shares caused a decrease in the value of the newly issued Sixteen Million Six Hundred Twenty-Five Thousand Five Hundred (16,625,500) shares to .007114 cents per share. This resulted in a dilution of .000374 cents per share equal to a .04995 percent dilution.

NOTE C – LIQUIDITY AND RESOURCES

The Company currently has a payable on the books for funds borrowed from the majority shareholder. There have been no formal loan terms agreed upon by the Board. The loan is listed as a long-term liability due to the fact that the loan cannot be repaid within a twelve-month period.

The ability of the Company to satisfy its obligations depends in part upon its ability to maintain a profitable level of operations, securing short and long-term financing to continue development of its services, and the growth of its customer base. There is no assurance that short and long-term financing can be obtained to fulfill the Company’s capital needs.

PORFAVOR CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006 AND FOR THE

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2007

NOTE D – PROPERTY  AND EQUIPMENT

The carrying values of fixed assets as of December 31, 2005 and 2006 as well as September 30, 2007, were as follows:

	2005	2005	2007
Office Equipment	$9,109	$9,109	$9,109
Office Furniture	4,950	4,950	4,950
Shop Tools	12,140	12,140	12,140
Vehicles	32,500	46,825	46,825
	58,699	73,024	73,024
Accumulated Depreciation	(57,920)	(60,657)	(60,657)
	$779	$12,367	$12,367

Depreciation for the periods ended December 31, 2005 and 2006 is $41,016 and $2,737.

NOTE E – INCOME TAXES

The Company (Porfavor Corp) filed organization paperwork with the State of Nevada. At the time of filing Porfavor Corp elected and filed to be a C Corporation.

The acquired company, CBA Builders filed organization paperwork with the State of Nevada. At the time of filing CBA Builders elected and filed to be Sub Chapter S Corporations. This election allows all income taxes to be the responsibility of the Shareholders of Corporation not the corporation. Therefore, no provision for income tax was made prior to the acquisition.

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS 109”). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax asset and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax asset and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. Deferred taxation is provided in full in respect of taxation deferred by timing differences between the treatment of certain items for taxation and accounting purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Due to the inherent uncertainty in forecasts and future events and operating results, the Company has provided for a valuation allowance in an amount equal to gross deferred tax assets resulting in no net deferred tax assets or liabilities for the periods audited.

PORFAVOR CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006 AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2007

NOTE F – LINE OF CREDIT

The majority shareholder, Boyd Applegate, has been approved for a $75,000 revolving line of credit in connection with the existing bank accounts for CBA Builders. The credit limit of the line is $75,000 with a variable annual percentage rate of 4.75% above prime. The revolving line of credit has been used exclusively for the purpose of financing the cash flow needs of the Company. Therefore, the Board has agreed that the Company should record the debt on the books and provide for the payments to be met through Company funds. Monthly payments are required if there is an outstanding balance for a minimum of the finance charges. The balance as of September 30, 2007 is $70,786.

NOTE G – GOING CONCERN

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

Management expects to face strong competition from well-established companies and small independent companies. Accordingly, the Company expects to compete on the basis of price (or the value to the customer of the services performed) and, on the basis of their established reputation among customers as a quality provider of management services and our locality of operation. Without a strong performance in the growth process Management expects to be less able than our larger competitors to handle generally increasing costs and expenses of doing business. Additionally, it is expected that there may be significant technological advances in the future and Management may not have adequate resources without the strong public response anticipated to enable the Company to take advantage of such advances.

NOTE H – NET LOSS PER COMMON SHARE

Net loss per share is calculated in accordance with SFAS No. 128, “Earnings Per Share.” The weighted –average number of common shares outstanding during each period is used to compute basic loss per share. Basic net loss per common share is based on the weighted-average number of share of common stock of Seventeen Million Five Hundred Thousand (17,500,000) outstanding in the periods ending December 31, 2006 and September 30, 2007.

Number of shares	Net Loss	Year	Net Loss Per Share
17,500,000	$67,725	2006	.00387
17,500,000	$34,715	9/30/2007	.00198

PORFAVOR CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006 AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2007

NOTE I – ACCOUNTS RECEIVABLE

Accounts receivable is defined as amounts due from customers for goods and services provided in the normal course of business operations. Accounts receivable for Porfavor Corp is the total unpaid invoices on the books at any given time. Currently Porfavor Corp does not have an allowance for doubtful accounts due to the fact that none of the receivables on the books have been deemed uncollectible.

The receivables that total the amount on the balance sheet are from invoices issued to long time customers that are considered good credit risks and have a history of paying invoices within thirty days (30) of the due date. Therefore we have determined through analysis of past historical experience for this Company the allowance for bad debt should be one half of one percent (.5%) of the receivables listed on the books.

NOTE J – EQUITY

Only one class of stock has been authorized and issued by Porfavor Corp. Per financial statement presentation requirements the value of the Seventeen Million Five Hundred Thousand (17,500,000) shares of common stock presented are $25,000 as of December 31, 2005 and 2006 as well as September 30, 2007.

Additional paid in capital has been recorded at the amount of $428,342 as of December 31, 2005 and 2006 and September 30, 2007. Additional paid in capital amounts arise from additional amounts paid by shareholders in the purchase of the original shares of CBA Builders.  These funds were used in the cash flow of the business.

NOTE K – PREPAID EXPENSES

Prepaid expenses are prepayments made to secure the use of assets or the receipts of services at a future date. The amounts listed on the financial statements presented as prepaid assets are for insurance contracts that overlap the years presented.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

December 31, 2006

September 30, 2007

A summary of the Company's significant accounting policies is as follows:

Estimates

The preparation of financial statements is in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

Cost method

For the Statements of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of September 30, 2007

	2005	2006	2007

Revenues gross margin	$680,866	$564,099	$393,112

Operating Expense	$580,142	$631,824	$425,514

Liquidity and Resources	$100,724	($67,725)	($32,402)

Our ability to satisfy our obligations depends in part upon our ability to maintain a profitable level of operations, securing short and long-term financing to continue development of client base. There is no assurance that short and long-term financing can be obtained to fulfill our capital needs. Without the short or long-term financing, we may attempt to sell additional common stock to meet our current and future capital needs. If we are not able to obtain either short or long-term funding, additional customers or funding through the sale of its common stock, the Company would be unlikely to continue its operations.

External sources of liquidity may include loans from our management and others as necessary. At this time, the Company's management is unaware of any known trends, events or uncertainties that may have a material impact on its short or long-term liquidity, net sales or revenues or income from continuing operations, or any seasonal aspects that may have a material effect on its financial conditions or results of operations.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Due to the inherent uncertainty in forecasts of future events and operating results, the Company has provided for a valuation allowance in an amount equal to gross deferred tax assets resulting in no net deferred tax assets for Dec 31, 2006 and June 30, 2007.

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ITEM 23

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

There are no changes in or disagreements with accountants.

ITEM 24

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes authorize indemnification of a director, officer, employee or agent of  Porfavor Corp against expenses incurred in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, or employee, or agent of  Porfavor Corp who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in this case, a court of competent jurisdiction determined such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Porfavor Corp pursuant to the foregoing provisions Porfavor Corp had been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25

EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Filing Fee	$26.86
Legal Fees and Expenses	2,000
Accounting Fees and Expenses	7,000
Printing and Engraving fees	500
Miscellaneous Expenses	1,200
TOTAL	$10,728.86

Expenses are estimated.

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